                                                                    EXHIBIT 11


                        KALEIDOSCOPE MEDIA GROUP, INC.
                          (Formerly BNN Corporation)
                               AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE



                                     For the Three Months Ended March 31, 1998
                                     -----------------------------------------
                                       Income        Shares        Per-Share
                                     (Numerator)  (Denominator)     Amount
                                     -----------  -------------    ---------
Net Income                          $   192,982
                                    ===========


BASIC EPS
      Weighted average
        shares outstanding                          27,375,193
                                    ------------    ----------
                                         192,982    27,375,193      $  0.01
                                                                    =======

DILUTED EPS
      Weighted average
        shares outstanding                          27,375,193
      Additional shares assuming
        conversion of warrants                       4,441,871
                                    ------------    ----------


                                    $    192,982    31,817,064      $  0.01
                                    ============    ==========      =======

                        KALEIDOSCOPE MEDIA GROUP, INC.
                          (Formerly BNN Corporation)
                               AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER SHARE (continued)



                                     For the Three Months Ended March 31, 1997
                                     -----------------------------------------
                                       Income        Shares        Per-Share
                                     (Numerator)  (Denominator)     Amount
                                     -----------  -------------    ---------

Net Income                           $  217,478
                                     ==========


BASIC EPS
      Weighted average
        shares outstanding                          24,138,415
                                    ------------    ----------
                                         217,478    24,138,415     $  0.01
                                                                   =======

DILUTED EPS
      Weighted average
        shares outstanding                          24,138,415
      Additional shares assuming
        conversion of warrants                       3,081,868
                                    ------------    ----------


                                    $    217,478    27,220,283     $  0.01
                                    ============    ==========     =======

              The contingent shares potentially issuable as a result of the October, 1996 BNN transaction are considered in the fully diluted earnings per share calculation. A calculation of earnings per share is performed as if the necessary earnings levels had been achieved and the per share price for determination of the number of additional shares to be issued was the price at period end. For the three months ended March 31, 1997, this calculation determined that the effect would be anti-dilutive. As a result it was not used in the earnings per share calculation.


                                     -24-